Exhibit 99.1

AmpliPhi Biosciences Corporation 3579 Valley Centre Drive, Suite 100 San Diego, CA 92130

AmpliPhi Biosciences Announces Pricing of $10.4 Million Underwritten Public Offering of

Common Stock and Common Warrants

San Diego (May 4, 2017) – AmpliPhi Biosciences Corporation (NYSE MKT: APHB), a biotechnology company focused on the development of therapies for drug-resistant bacterial infections using bacteriophage technology, today announced the pricing of an underwritten public offering of 6,956,522 shares of its common stock (or pre-funded warrants to purchase common stock in lieu thereof), and common warrants to purchase up to an aggregate of 6,956,522 shares of common stock. Each share of common stock and, as applicable, pre-funded warrant is being sold together with a common warrant to purchase one share of common stock at a combined effective price to the public of $1.50 per share and accompanying common warrant. For each pre-funded warrant AmpliPhi sells, the number of shares of common stock AmpliPhi is offering will be decreased on a one-for-one basis.

The common warrants will be immediately exercisable at a price of $1.50 per share of common stock and will expire five years from the date of issuance. The shares of common stock or the pre-funded warrants, and the accompanying common warrants, can only be purchased together in the offering but will be issued separately and will be immediately separable upon issuance. The offering is expected to close on or about May 10, 2017, subject to customary closing conditions.

Rodman & Renshaw, a unit of H.C. Wainwright & Co., is acting as the sole book-running manager for the offering.

AmpliPhi also has granted to the underwriter a 30-day option to purchase up to an additional 1,043,478 shares of common stock and/or warrants to purchase up to 1,043,478 shares of common stock of AmpliPhi, at the public offering price less discounts and commissions.

The net proceeds to AmpliPhi from this offering are expected to be approximately $9.8 million, after deducting underwriting discounts and commissions and before deducting other offering expenses payable by AmpliPhi, and excluding any proceeds that may be received upon exercise of the warrants. AmpliPhi anticipates using the net proceeds from the offering for general corporate purposes, including manufacturing expenses, clinical trial expenses, research and development expenses and general and administrative expenses.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (SEC) on May 4, 2017.  The offering is being made only by means of a prospectus forming part of the effective registration statement. Copies of the final prospectus relating to the offering, when available, may be obtained for free by visiting the SEC’s website at http://www.sec.gov, or alternatively from the offices of H.C. Wainwright & Co., LLC by email at placements@hcwco.com or by phone at 646-975-6996.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About AmpliPhi Biosciences

AmpliPhi Biosciences Corporation is a biotechnology company pioneering the development and commercialization of therapies for antibiotic-resistant infections using bacteriophage-based technology. In May 2017, AmpliPhi announced a new strategic emphasis on developing precisely targeted and personalized bacteriophage therapies for patients with serious or life-threatening antibiotic-resistant infections. AmpliPhi has reported results from two Phase 1 clinical trials of AB-SA01, one for the treatment of S. aureus in chronic rhinosinusitis patients (safety and preliminary efficacy) and one to evaluate the safety of AB-SA01 when administered topically to the intact skin of healthy adults.

About Bacteriophage

Bacteriophages, or more simply “phages,” are the natural predators of bacteria and are thought to be the most abundant life form on earth. Over eons, phages have evolved an incredible diversity of specialist strains that typically prey upon just one strain of bacteria, enabling phage therapies to precisely target pathogenic bacteria while sparing the beneficial microbiota. Phages can infect and kill bacteria, whether they are antibiotic-resistant or not, and even when they have formed protective biofilms.

Forward Looking Statements

Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements about AmpliPhi’s expectations regarding the completion, timing and size of the public offering and the anticipated use of net proceeds therefrom. Words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “will,” “may,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements necessarily contain these identifying words. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering, as well as risks and uncertainties associated with AmpliPhi’s business and financial condition in general, including the risks and uncertainties described in AmpliPhi’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, and other filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and AmpliPhi undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contacts:

At the Company:

Matthew Dansey

AmpliPhi Biosciences

(858) 800-4869

md@ampliphibio.com

Investor Relations:

Jody Cain

LHA

(310) 691-7100

jcain@lhai.com

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